                                                                EXHIBIT 10.2



                     AMENDED AND RESTATED PARENT AGREEMENT

                     RELATING TO AMERICAN REF-FUEL COMPANY




                          Dated as of December 5, 1997

                     AMENDED AND RESTATED PARENT AGREEMENT

                     RELATING TO AMERICAN REF-FUEL COMPANY


                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
                                                        ARTICLE I
                                                         Transfer

Section 1.1.  Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Section 1.2.  General Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Section 1.3.  Transfers to Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                        ARTICLE II
                                                  Options to Buy or Sell

Section 2.1.  Buy-Sell Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 2.2.  Option to Purchase in the Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 2.3.  Closing of Purchases Under Sections 2.1 and 2.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 2.4.  Project Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 2.5.  No Waiver of Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 2.6.  Non-Competition After Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 2.7.  No Regulatory Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                       ARTICLE III
                                            Transfers and Right of First Offer

Section 3.1  Right of Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 3.2  Right of First Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                        ARTICLE IV
                                               Restrictions on Subsidiaries

Section 4.1.  Single Purpose Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 4.2.  Transfer Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE V
                                          Performance of Partnership Obligations

Section 5.1.  Parents' Performance Under Partnership Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 5.2.  Obligations of Duke Capital and UAE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                        ARTICLE VI
                                              Certain Services; Competition

Section 6.1.  Services to Partnership Projects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 6.2.  Preferred Vendor Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                       ARTICLE VII
                                        Possible Formation of Limited Partnerships

Section 7.1.  Good Faith Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                                       ARTICLE VIII
                                                     Confidentiality

Section 8.1.  Agreement to Disclose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 8.2.  Agreement to Keep Confidential  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

Section 8.3.  Termination of Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                        ARTICLE IX
                                                         Disputes

Section 9.1.  Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 9.2.  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 9.3.  Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                                        ARTICLE X
                                                      Miscellaneous

Section 10.1.  Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Section 10.2.  Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 10.3.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Section 10.4.  CHOICE OF LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 10.5.  Binding Effect; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 10.6.  Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 10.7.  Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 10.8.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 10.9.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 10.10.  Headings, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 10.11.  Obligations of Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                     AMENDED AND RESTATED PARENT AGREEMENT

                     RELATING TO AMERICAN REF-FUEL COMPANY


                 This Agreement, dated as of December 5, 1997, is among Duke Capital Corporation, a Delaware corporation ("Duke Capital") having its principal place of business at 422 South Church Street, Charlotte, North Carolina, United American Energy Corp., a New York corporation ("UAE"), having its principal place of business at 50 Tice Boulevard, Woodcliff Lake, New Jersey 07675, Duke/UAE Ref-Fuel LLC, a Delaware limited liability company ("Duke/UAE Ref-Fuel") having its principal place of business at 50 Tice Boulevard, Woodcliff Lake, New Jersey 07675, and Browning-Ferris Industries, Inc., a Delaware corporation ("BFI") having its principal place of business at 757 N. Eldridge, Houston, Texas 77079.

                 WHEREAS, Duke Capital and UAE collectively hold 100% of the membership interests in Duke/UAE Ref-Fuel;

                 WHEREAS, a wholly owned subsidiary of Duke/UAE Ref-Fuel, Duke/UAE Ref-Fuel Management LLC ("Duke/UAE Sub"), is a partner holding a 49.9% general partnership interest in American Ref-Fuel Company, a Delaware general partnership (the "Partnership") existing under an Amended and Restated Partnership Agreement, dated as of the date hereof (the "Partnership Agreement");

                 WHEREAS, Duke/UAE Ref-Fuel wholly owns, directly or indirectly, various entities which were formed solely for the purposes of being a partner or other equity participant in the Project Companies (as defined in Section 1.5 of the Partnership Agreement) (the "Duke/UAE Project
Subsidiaries");

                 WHEREAS, a wholly owned subsidiary of BFI, BFI Ref-Fuel, Inc. ("BFI Sub"), is a partner holding a 50% general partnership interest in the Partnership;

                 WHEREAS, BFI Sub and Duke/UAE Sub are sometimes referred to herein as the "Partnership Subsidiaries";

                 WHEREAS, BFI wholly owns, directly or indirectly, various entities which were formed solely for the purposes of being a partner or other equity participant in the Project Companies (the "BFI Project Subsidiaries") (the Duke/UAE Project Subsidiaries and the BFI Project Subsidiaries are sometimes referred to herein as the "Project Subsidiaries");

                 WHEREAS, Duke/UAE Ref-Fuel and BFI are each, directly or through their respective wholly owned Project Subsidiaries, the owner of a 49.9% and a 50% interest, respectively, in the Partnership and each of the Project Companies (other than American Ref-Fuel Company of Southeastern Connecticut in which Duke/UAE Ref-Fuel and BFI are each, through their respective wholly owned subsidiaries, the owner of a 50% interest);

                 WHEREAS, Duke/UAE Sub holds certain option rights to acquire from Air Products Ref-Fuel, Inc. ("AP Sub") an additional 0.1% interest in the Partnership, which upon exercise will cause Duke/UAE Sub to hold a 50% general partnership interest in the Partnership; and the Duke/UAE Project Subsidiaries hold option rights to acquire (i) additional 0.1% interests in each of the Project Companies (other than American Ref-Fuel Company of Southeastern Connecticut) and (ii) the Niagara Gross Income Interest as such term is defined in the Niagara Option Agreement dated as of the date hereof between Air Products Ref-Fuel of Niagara, Inc. and Duke/UAE Niagara LLC;

                 WHEREAS, each of such option rights to acquire an additional 0.1% interest and any such interest acquired pursuant to the exercise of such rights are referred to collectively herein as the "Base Interest";

                 WHEREAS, Duke/UAE Ref-Fuel and BFI are sometimes referred to herein as the "Parents" of their respective subsidiaries; and

                 WHEREAS, Duke Capital, UAE, Duke/UAE Ref-Fuel and BFI desire to fully set forth their agreement with respect to, among other things, the transferability of the interests of Duke/UAE Ref-Fuel and BFI Ref-Fuel in their respective subsidiaries.

                 NOW THEREFORE, Duke Capital, UAE, Duke/UAE Ref-Fuel and BFI agree as follows:

                                   ARTICLE I

                                    Transfer

                 Section I.1. Restrictions. (1) Except as hereinafter provided, BFI will not cause or permit any shares in BFI Sub or any of the BFI Project Subsidiaries, or any of BFI Sub's interest in the Partnership or any of the BFI Project Subsidiaries' interests in any Project Company (such shares and interests being referred to herein as the "BFI Interests") to be issued, sold, assigned, transferred, pledged or otherwise encumbered or disposed of, directly or indirectly, by sale, merger or otherwise.

                 (2) Except as hereinafter provided, Duke/UAE Ref-Fuel will not cause or permit any interests in Duke/UAE Sub or any of the Duke/UAE Project Subsidiaries, or any Duke/UAE Sub's interest in the Partnership or any of the Duke/UAE Project Subsidiaries' interests in any Project Company (such interests being referred to as the "Duke/UAE Interests"; the BFI interests and the Duke/UAE interests are sometimes referred to herein as "Interests") to be issued, sold, assigned, transferred, pledged or otherwise encumbered or disposed of, directly or indirectly, by sale, merger or otherwise. For the avoidance of doubt, the indirect rights and obligations of Duke/UAE with respect to the Base Interest and the Niagara Gross Income Interest shall, prior to the exercise of option rights with respect thereto, be deemed "Interests" of Duke/UAE under this Agreement; and, upon any purchase by Duke/UAE, the Base Interest and the Niagara Gross Income Interest shall likewise constitute "Interests" of Duke/UAE subject to all the terms and conditions of this Agreement.

Notwithstanding the foregoing, the Duke/UAE Interests may be pledged and assigned to, and encumbered by the security interests for the benefit of, Duke Capital.

                 (3) Duke Capital will not cause or permit any of its direct or indirect interest in Duke/UAE Ref- Fuel or in any Duke/UAE Interests in which Duke Capital has a security interest to be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, directly or indirectly, by sale, merger or otherwise unless (i) such action does not reduce Duke Capital's aggregate direct and indirect interest in Duke/UAE Ref-Fuel and in the Duke/UAE Interests, in either case, to less than 51% and (ii) UAE or its Affiliates directly or indirectly hold the remaining interest in Duke/UAE Ref-Fuel and the Duke/UAE Ref-Fuel Interests.

                 (4) Notwithstanding the foregoing (i) a Parent may sell or permit the sale of its Interests if (A) it has received the prior written consent of the other Parent, which consent shall not be withheld unreasonably, and (B) the additional conditions set forth in Section 1.2 are satisfied or waived and (ii) Interests in the Partnership or in Project Subsidiaries may be sold if and to the extent permitted pursuant to Article II, III or VII of this Agreement or pursuant to applicable provisions, if any, of a partnership agreement of a Project Company.

                 Section I.2. General Conditions. A Parent shall not sell, assign, transfer, pledge, encumber, or otherwise dispose of or permit the sale, assignment, transfer, pledge, encumbrance, or other disposition of any Interests unless the following conditions are met (or are waived in writing by the other Parent):

                 (1) There is not pending a "Buy-Sell" procedure initiated pursuant to Article II;

                 (2) The transaction does not result in a violation of, or trigger materially greater regulatory obligations under, any applicable law, rule or regulation, including but not limited to the Federal Power Act, the Public Utility Holding Company Act of 1935, as amended ("PUHCA") (including specifically a loss of an exemption under Section 3(a)(2) of PUHCA), the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), all other federal laws and all state laws regulating the cogeneration, generation, transmission, distribution, sale, marketing or trading of electrical energy or capacity, all antitrust laws and all securities laws;

                 (3) Neither the transferee nor any of its Affiliates is a competitor of the other Parent or its Affiliates that engages in a principal line of business which is (i) the business of burning Municipal Solid Waste and generating electricity or any other phase of the waste handling and disposal business in the case of a transfer of Interests held directly or indirectly by Duke/UAE Ref-Fuel or (ii) the business of generating, distributing, transmitting, selling, marketing or trading electrical energy or capacity in the case of a transfer of Interests held directly or indirectly by BFI;

                 (4) The senior unsecured debt, if any, of the transferee is rated by Standard & Poor's or Moody's as investment grade, or, if the transferee has no senior unsecured debt rated by Standard & Poor's or Moody's, the financial condition of the transferee is reasonably satisfactory to the other Parent (for illustrative purposes, an investment grade rating means (i) with respect to Moody's Investors Service, Inc., a long-term credit rating which is at least equal to "Baa" (or equivalent) without regard to any refinement or gradation of such rating by a numerical modifier; and (ii) with respect to Standard & Poor's Ratings Group, a long-term credit rating which is at least equal to "BBB" (or equivalent) without regard to any refinement or gradation of such rating by a numerical modifier);

                 (5) The transaction does not and will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any breach of, or in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to any Project Agreement or any agreement or other instrument or obligation to which the Partnership, any Project Company, the transferor or any Affiliate of the transferor is a party, or by which any of them or any of their properties or assets may be bound or affected, or any judgment, order, decree or law applicable to any of them;

                 (6) All outstanding borrowings by the transferor's subsidiaries from the Partnership or any Project Company shall have been repaid in full;

                 (7) Each transferee has agreed to be bound by the provisions of this Agreement, and this Agreement has been appropriately amended to reflect the transfer in a manner reasonably satisfactory to the transferee and all entities that will continue to be parties to this Agreement; and

                 (8) The transfer will not cause a termination of the Partnership within the meaning of I.R.C. Section 708(b); provided, however, the parties shall cooperate in good faith to structure any transaction so as not to cause such a termination.

                 For the purposes of this Agreement, (a) "Affiliate" shall mean
(i) with respect to BFI-Sub, BFI and any Person controlling, controlled by or under common control with BFI-Sub or BFI, (ii) with respect to Duke/UAE, Duke Capital and UAE and any Person controlling, controlled by or under common control with Duke/UAE, Duke Capital, UAE or Duke/UAE Sub, (iii) with respect to AP Sub, APCI and any Person controlling, controlled by or under common control with AP Sub or APCI and (iv) with respect to any other Person, any Person controlling, controlled by or under common control with such Person; (b) "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or partnership, membership or other ownership interests, or by contract or otherwise; (c) "Person" shall mean an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or any other legal entity; and (d) "Municipal Solid Waste" shall mean normal waste of the type customarily collected by municipalities, including durable goods, containers, packaging, food waste, yard waste and miscellaneous inorganic waste, but excluding industrial waste, agricultural waste, sewage sludge, tires and all categories of hazardous waste, including batteries and medical waste.

                 For the avoidance of doubt, it is acknowledged and agreed that ownership of 50% of the outstanding voting securities or other equity interests of an entity in which an unrelated third party owns an equal interest shall be deemed not to constitute control of that entity and that therefore such entity shall not be considered an Affiliate of either party owning such securities or other equity interests.

                 Section I.3. Transfers to Affiliates. Notwithstanding the provisions of Section 1.1, a Parent may at any time transfer or permit the transfer of all, but not less than all, of the Interests it holds in its Partnership Subsidiary or the Interests it holds in any of its Project Subsidiaries to any corporation, limited liability company or other entity that is wholly owned, directly or indirectly, by that Parent, or that owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests of that Parent; provided that the conditions set forth in paragraphs
(b), (c), (e), (h) and, if and to the extent that the other Parent may so reasonably request, (f) and (g) of Section 1.2 are met; provided, however, that if a "Buy-Sell" procedure has been initiated pursuant to Article II hereof, the Interests being transferred pursuant to this Section 1.3 shall remain subject to such "Buy-Sell" procedure, notwithstanding any transfer pursuant to this
Section 1.3.

                                   ARTICLE II

                             Options to Buy or Sell

                 Section II.1. Buy-Sell Provision. (1) Each Parent shall be entitled to initiate the "Buy-Sell" procedure described below at any time, subject to the conditions set forth below.

                 (2)(1) The Parent desiring to initiate the "Buy-Sell" procedure (the "initiating party") shall give to the other Parent (the "receiving party") at least 30 days' prior written notice that it intends to submit the offers described below. During such 30-day period the initiating party shall enter in good faith into such discussions as the receiving party shall reasonably request regarding the circumstances that gave rise to the initiating party's decision to initiate the "Buy-Sell" procedure. If Duke/UAE Ref-Fuel is the initiating party, during such 30-day period BFI shall furnish to Duke/UAE Ref-Fuel the Statement described in Section 2.1(b)(2)(b). Within 45 days after the expiration of such 30-day period, the initiating party may, at its option, submit to the receiving party two offers in writing, the first of which shall be an offer to purchase the Interests of the receiving party and the second shall be an offer to sell to the receiving party the Interests of the initiating party, such offer to be made at the same price. If BFI is the initiating party, its submission of the two offers shall be accompanied by the Statement described in Section 2.1(b)(2)(b). If Duke/UAE Ref-Fuel is the initiating party, its submission of the two offers shall include its irrevocable election whether or not to accept the arrangements contemplated by such Statement (which must be accepted in their entirety or not at all). Such offers shall be irrevocable except as expressly provided in

Section 2.1(e) or 2.3. If the initiating party elects not to submit such offers within such 45-day period, its 30-day notice shall be deemed withdrawn and it may not again initiate the "Buy-Sell" procedure unless it has given a new 30-day notice in accordance with the first sentence of this Section 2.1(b)(1).

                 (b)(2)(a) Following the submission of the offers, BFI shall, if so requested by Duke/UAE Ref-Fuel, continue to work in good faith with Duke/UAE Ref-Fuel in an effort to develop terms and conditions that would apply if Duke/UAE Ref-Fuel were to buy BFI's Interests pursuant to the offers and under which BFI would supply solid waste and provide ash and by-pass disposal capacity and services and transportation services to Projects that, at the date the offers are submitted, are Development Projects. If terms and conditions for those activities have, prior to the submission of the Offers, been offered by BFI to the Partnership or the relevant Project Company, then the terms and conditions to be offered by BFI shall be consistent with those previously offered, subject to appropriate changes to reflect changed circumstances.

                 (b)(2)(b) In accordance with Section 2.1(b)(1), BFI shall furnish Duke/UAE Ref-Fuel a Statement that shall apply if Duke/UAE Ref-Fuel were to buy BFI's Interests pursuant to the offers and that shall set forth the terms and conditions on which BFI would make disposal capacity available to Projects that are initiated by Duke/UAE Ref-Fuel or its Affiliates after the date the offers are submitted, but excluding Development Projects that are covered by Section 2.1(b)(2)(a). Such disposal capacity would be made available, at the posted market rate at the site in question, on an unreserved basis to such Projects owned, operated or controlled by Duke/UAE Ref-Fuel and its Affiliates, in solid waste landfills which are owned, operated or controlled by BFI or its Affiliates. The Statement shall also set forth the price, terms and conditions of a Site Option Agreement under which BFI would grant Duke/UAE Ref-Fuel an exclusive option for a minimum term of three years to purchase, lease or sublease lands that are owned or leased by BFI or its Affiliates and are located on or adjacent to solid waste landfill facilities owned, operated or controlled by BFI or its Affiliates. Except as specified above in this Section 2.1(b)(2)(b), the terms and conditions to be set forth in the Statement shall be determined solely by BFI. If Duke/UAE Ref-Fuel purchases BFI's Interests, and has elected to accept the arrangements contemplated by the Statement, then, at the closing of such purchase, the appropriate parties shall enter into definitive agreements regarding those arrangements. Duke/UAE Ref-Fuel's rights under such agreements shall be assignable to and enforceable by successors to Duke/UAE Ref-Fuel's Interests.

                 (b)(3)  A Parent may not submit the offers described in
Section 2.1(b)(1) if prior to such submission there has occurred and at the time of such submission there is continuing any event or condition which with or without the lapse of time or giving of notice, or both, would constitute a Terminating Act (as defined in Section 2.2(b)) of such Parent, its Partnership Subsidiary or one of its Project Companies pursuant to Section 2.2(a)(1).

                 (b)(4) Upon due submission of the offers, neither Parent shall thereafter have the right to submit other offers pursuant to this Section 2.1(b) (unless and until the closing under the offers previously duly submitted fails to occur on the closing date therefor as defined in Section 2.3, by reason of any failure on the part of only one of the Parents to perform one or more of its obligations under this Section and Section 2.3, in which event the Parent not so failing may, if otherwise so entitled, submit other offers). During the pendency of the offers, the Parents shall cause the Partnership and the Project Companies to be operated in the ordinary course in accordance with prior practice and in the best interest of the Partnership and the Project Companies and with due regard to the fiduciary obligations among partners.

                 (3) The price to be contained in the offer to purchase shall be an amount of cash as the initiating party shall determine, subject to adjustment as provided in Section 2.1(f), plus the undertaking described below. The price to be contained in the offer to sell shall be the same amount of cash as is contained in the offer to purchase, subject to adjustment as provided in
Section 2.1(f), plus the undertaking described below. The undertaking shall be as follows: Duke/UAE Ref-Fuel or BFI, whichever shall be the buyer, the Parent of the buyer, or the assignor of the right to buy the Interests being sold, shall undertake at the closing of the purchase, subject to the provisions of
Section 2.5, (i) to assume, and indemnify the other Parent and its Affiliates against, all obligations under the Company Support Agreements, (ii) to indemnify the other Parent and its Affiliates against, but not to assume, all other Project Liabilities, and (iii) to use its reasonable business efforts to have the other Parent and its Affiliates released from all Project Liabilities.

                 (4) Within 180 days after submission of the irrevocable offers, the receiving party on behalf of itself, an Affiliate or a third party must accept in writing one such offer (the acceptance of one such offer to constitute a rejection of the other). If the receiving party has not accepted in writing one of the offers within such 180-day period, the receiving party shall be deemed to have accepted on the last day of such period the offer to sell its Interests for the specified price. The receiving party may not reject both offers. If Duke/UAE Ref-Fuel is the receiving party and elects to purchase BFI's Interests, its notice of acceptance shall be accompanied by a statement of its irrevocable election whether it will accept the arrangements contemplated by the Statement (which must be accepted in their entirety or not at all).

                 (5) The foregoing provisions of this Section 2.1 to the contrary notwithstanding, if, at any time after the offers to purchase described in Section 2.1(b)(1) have been submitted and prior to the closing of any purchase resulting from such offers to purchase, either party becomes unable to meet the conditions set forth in Section 2.1(b)(3) for submitting the offers described in Section 2.1(b)(1), then the non-defaulting party shall have the right, upon notice to the defaulting party prior to the closing referred to in Section 2.3, unilaterally to rescind and invalidate such offers, and any acceptance thereof made or deemed to have been made, whereupon such offers and acceptance shall be deemed to have no further force or effect.

                 (6)      The purchase price to be paid pursuant to this
Section 2.1 is intended to be the amount that would be paid if each entity that is being purchased (a "Sold Company") had no assets or liabilities other than its direct or indirect interests in the Partnership or one or more Project Companies and if the collective value of all of the Interests and Sold Companies were equal to one-half of the value of the Partnership and the Project Companies. Although a Sold Company would have been restricted in its activities as provided in Section 3.1, the Parents recognize that a Sold Company may have acquired additional assets or liabilities, primarily because of its cash management policy and because of its income and franchise tax obligations. Accordingly, at the closing of a purchase under Section 2.1, Duke/UAE Ref-Fuel or BFI, whichever is the Parent of each Sold Company, shall indemnify the buyer and its Affiliates, pursuant to an indemnity reasonably satisfactory to the buyer, against all liabilities of such Sold Company and its Affiliates, other than Project Liabilities (as defined in Section 2.4) that the buyer or, if the buyer is an Affiliate of a Parent, Parent is assuming or indemnifying against pursuant to the undertaking described in Section 2.1(c), and at or prior to the closing the Parent of such Sold Company may withdraw from such Sold Company and its subsidiaries any assets other than the Parent's direct or indirect interests in the Partnership and the Project Companies. In addition, if for any reason all of the Interests and Sold Companies immediately prior to the closing constitute collectively more or less than a one-half direct or indirect interest in the Partnership and each of the Project Companies, the purchase price shall be proportionately adjusted. The amount of such adjustment shall be determined in accordance with the procedures set forth in Section 2.2(d) (the second through the eighth sentences thereof) except that the fair value shall be determined as of the date of the submission of the irrevocable offers described in Section 2.1(b)(1) and the parties shall have 20 days after a request for valuation is made in which to attempt to agree on the selection of one nationally recognized investment banking firm.

                 (7) Neither Parent shall be entitled to initiate or consummate the "Buy-Sell" procedure described in this Section 2.1 if at such time either Parent is legally prohibited from acquiring any of the other Parent's Interests or under any law or regulation such acquisition would result in the imposition of substantial limitations on the ability of any Project Subsidiary to operate or produce an economic return substantially similar to that produced prior to such acquisition.

                 Section II.2.  Option to Purchase in the Event of Default.
(1) Each of the following circumstances shall constitute an "event of default" for purposes of this Section 2.2:

                 (1) A Parent, its Partnership Subsidiary or any of its Project Subsidiaries shall commit any Terminating Act;

                 (2) A Parent, its Partnership Subsidiary or any of its Project Subsidiaries shall fail to pay when due any amounts owing pursuant to this Agreement, the Partnership Agreement, a Project Company Partnership Agreement, a Parent Agreement, shareholders agreement or similar agreement for a Project Company, a Company Support Agreement or any other Project Agreement (but, in the case of such other Project Agreement, solely to the extent that such failure under such other Project Agreement results in a breach of a Company Support Agreement or a guaranty agreement entered into by a Parent in lieu of a Company Support Agreement) and such failure is not cured within 60 days after written notice thereof from the other Parent referring to this Section 2.2(a)(ii) and specifying such failure;

                 (3) It shall be finally determined by binding arbitration or by a court of competent jurisdiction in a ruling which is subject to no further appeals that (i) a Parent, its Partnership Subsidiary or any of its Project Subsidiaries shall have failed in any material respect to observe, perform or comply with any material agreement, condition or obligation required by this Agreement, the Partnership Agreement, a Project Company Partnership Agreement, a Parent Agreement, shareholders agreement or similar agreement for a Project Company, a Company Support Agreement or any other Project Agreement (but, in the case of such other Project Agreement, solely to the extent that such failure under such other Project Agreement results in a breach of a Company Support Agreement or a guaranty agreement entered into by a Parent in lieu of a Company Support Agreement) other than a failure to make a payment specified in Section 2.2(a)(ii) which failure shall be governed by Section 2.2(a)(ii), (ii) such failure was still continuing at the time of the initiation of such proceeding and had continued for a period of at least 30 days after written notice thereof from the other Parent referring to this Section 2.2(a)(iii) and specifying such failure, and (iii) steps to cure such failure have not commenced, or, if commenced, have not continued with all due diligence;

                 (4) A Parent, directly or through Affiliates, shall have sold its direct or indirect equity interests in at least two Project Companies to the other Parent or its Affiliates pursuant to options to purchase because of the occurrence of an Event of Default under the applicable Project Company Partnership Agreement (or the Parent Agreement of the Project Company).

                 (2)      A Terminating Act by an entity shall consist of:

                 (1) the commencement by such entity of any proceeding under any applicable bankruptcy or insolvency law, or its consent to the commencement of any such proceeding against it, or the entry against it of a decree or order of a court having jurisdiction over it adjudicating it a bankrupt or insolvent or approving a petition seeking its reorganization under any applicable bankruptcy or insolvency law, if such decree or order shall have continued undischarged or unstayed for a period of 90 days or more;

                 (2) the assignment by such entity for the benefit of its creditors of all or any substantial part of its property or the winding up or liquidation of its affairs, its admission in writing of its inability to pay its debts generally as they become due or its consent to the appointment of a receiver, liquidator, trustee, curator or assignee of all or any substantial part of its properties, which appointment shall not have been vacated;

                 (3) the acquisition, pursuant to court order or otherwise, by a creditor of such entity (other than any such acquisition by Duke Capital upon foreclosure of security interests permitted in the Duke/UAE Interests) of any rights with respect to its interest (if any) in its Partnership Subsidiary, the Partnership, any Project Subsidiary, a Project Company or any property or activities arising therefrom, and such condition continues uncured for more than the shorter of 30 days or the period, if any, available to avoid having such acquisition constitute a breach of any Company Support Agreement or any other Project Agreement; or

                 (4) the Board of Directors or other committee or group performing similar functions of such entity taking formal action for the dissolution or the winding up of its affairs.

                 (3) If an event of default shall occur at any time and be continuing, then the Parent that is not affiliated with the defaulting entity (the "buyer") shall have the right to purchase Interests as follows: if the defaulting entity (the "seller") is the other Parent or the other Parent's Partnership Subsidiary, the option shall apply to all, but not less than all, of the outstanding Interests of the defaulting Parent; or, if the buyer so elects, of the other Parent's Partnership Subsidiary and each of its Project Subsidiaries; and if the defaulting entity is a partner, shareholder or member in a Project Company, the option shall apply to all, but not less than all, of the Seller's interests in the defaulting entity. In each case, the price shall be equal to 90% of the fair value of the Interests to be purchased (except that in the case of an event of default that is specified in clause (i) of Section 2.2(a) and that relates to a Terminating Act described in clause (i), (ii) or (iii) of Section 2.2(b), the percentage shall be 100%), plus (B) an undertaking by the buyer, subject to the provisions of Section 2.5, (i) to assume, and indemnify the seller and its Affiliates against, all obligations under the Company Support Agreement (or, if applicable, the guaranty agreement entered into in lieu of the Company Support Agreement), (ii) to indemnify the seller and its Affiliates against all Project Liabilities (as defined in Section 2.4), and (iii) to use its reasonable business efforts to have the seller and its Affiliates released from all Project Liabilities, except that if only the Interests of a partner in the Partnership or in a Project Company are being sold, the indemnity shall be against only those Project Liabilities that arise out of the Partnership or the Project Company. The financial benefit conferred by this right to purchase at 90% of fair value shall be considered liquidated damages, and not a penalty, in respect of the event of default, it being agreed that it would be impracticable or extremely difficult to fix the actual damages, and shall be exclusive of any other right to damages in respect of the event of default. The right of purchase provided in this Section 2.2(c) shall be inapplicable if there has occurred and is continuing any event of default described in this Section 2.2(c) on the part of the buyer or its Affiliates.

                 (4) The right to purchase under Section 2.2(c) shall be exercisable by the buyer giving written notice to the seller, on or before the ninetieth day after such event of default has occurred, of its intention to exercise such right. The fair value of the capital stock of a corporation or of the interests in a limited liability company shall be deemed to be 50% of the fair value of the Partnership and Project Companies (such percentage to be appropriately adjusted if there are outstanding any minority equity interests in those entities), and shall be determined, as of the most recent practicable date prior to the delivery of the initial report referred to below, by a nationally recognized investment banking firm selected by agreement of the buyer and the seller or, if they fail to select such firm not later than 20 days after the giving of the notice by the buyer, then each of them shall within 10 days thereafter select, at its own expense, a nationally recognized investment banking firm. Such firms shall be instructed to attempt to agree on the fair value within 30 days after their selection or, failing such agreement, to select, within such 30 days, a third nationally recognized investment banking firm who shall alone determine the fair value. For the purposes of this Section 2.2, fair value of the Partnership shall mean the purchase price therefor that would, as of the date of valuation, be agreed to in an arm's length transaction between an informed and willing buyer and an informed and willing seller under no compulsion to sell. In determining such fair value, the investment banking firm or firms shall take into account the value of the obligations of the Parents and Affiliates under the Company Support Agreements, the effect of any minority equity interests that may be outstanding pursuant to
Article VII and all other factors as such firm or firms deem relevant; provided, however, that such firm or firms shall not discount or otherwise adjust fair value because of the actual or asserted lack of marketability of the Interest being sold or because the Interests being sold are only a minority interest in the Partnership and may not confer control of the Partnership. Where the fair value is being determined by only one firm, as promptly as practicable, such firm shall deliver to the buyer and the seller an initial report of its determination of fair value. The buyer and the seller shall then have 20 days in which to submit to such firm their objections, if any, to the report. Thereafter, as promptly as practicable, such firm shall deliver to the buyer and the seller its final report. The determination of fair value in accordance with the foregoing procedures shall be final, conclusive and binding on the buyer and the seller for the purposes of this
Section 2.2. However, the buyer shall have the right, at its election, to rescind its notice of intention to purchase by so notifying the seller within 10 days after receipt of notice of the fair value as so determined. The fees and expenses of a firm selected by agreement of the buyer and the seller or by agreement of two firms shall be borne equally by the buyer and the seller, except that if the buyer elects to rescind its notice of intention to purchase pursuant to the proviso in the preceding sentence, those fees and expenses shall be borne solely by the buyer.

                 (5) In the event that any entity is being sold, the purchase price to be paid pursuant to this Section 2.2 is intended to be the amount that would be paid if each entity that is being sold (a "Sold Company") had no assets or liabilities other than the Interest owned directly or indirectly by the Sold Company and if the value of such Sold Company were equal to the relevant percentage of the value of the Project Companies evidenced by such Interests. Although each Sold Company would have been restricted in its activities as provided in

Section 4.1, the Parents recognize that a Sold Company may have acquired additional assets or liabilities, primarily because of its cash management policy and because of its income and franchise tax obligations. Accordingly, at the closing of a purchase under this Section 2.2, the Parent of each Sold Company shall indemnify the buyer and its Affiliates, pursuant to an indemnity reasonably satisfactory to the buyer, against all liabilities of such Sold Company and its Affiliates, other than Project Liabilities (as defined in Section 2.4 hereof) that the buyer or, if the buyer is an Affiliate of a Parent, its Parent, is assuming or indemnifying against pursuant to the undertaking described in Section 2.2(c) hereof, and at or prior to the closing the Parent of such Sold Company may withdraw from such Sold Company any assets other than its interest in the Partnership.

                 (6) If the Partnership Agreement, Parent Agreement or any other agreement for a particular Project Company contains an option to purchase in the event of default, and the provisions of such other option are inconsistent with the provisions of Sections 2.2 through 2.6 of this Agreement, then the applicable provisions of this Agreement shall be controlling unless the provisions of such other option specifically state that they shall be controlling.

                 Section II.3.  Closing of Purchases Under Sections 2.1 and
2.2. (1) The closing of any purchase made pursuant to either of the offers provided for in Section 2.1 or pursuant to the option to purchase provided for in Section 2.2 shall be held at the principal office of the Partnership on the closing date or such other location as shall be mutually agreeable. Such closing date shall be the date, which shall be not less than 20 days nor more than 60 days after the date upon which acceptance of the offer is made or deemed to be made or the notice of intention to exercise the right to purchase is given (the "Acceptance Date"), as the case may be, designated by written notice by the buyer to the seller; provided, however, that if a dispute exists as to the right of a party to purchase or sell, or if an interest is to be valued, the closing shall be held not more than 45 days after the resolution of such dispute or the determination of such value; provided further that if there is any litigation or governmental requirement relating to such purchase and sale, the closing date shall be postponed until a date not more than 30 days after the termination of such litigation or satisfaction of all governmental requirements, and the parties shall use their reasonable business efforts to satisfy such requirements promptly; provided further that if the closing date shall be delayed more than 180 days after the Acceptance Date, either party, unless it has acted in bad faith in substantially contributing to the delay, shall, at its election, have the right to terminate the Buy-Sell or option procedure and the offers, and any acceptance thereof, shall have no further force or effect.

                 (2) At such closing the buyer shall receive from the seller the certificates representing the capital stock or limited liability company Interests being purchased, duly endorsed in blank and with all appropriate transfer and documentary stamps, if any, affixed and shall deliver to the seller (i) funds, by bank or certified check or wire transfer of immediately available funds, in the amount of the purchase price, and (ii) the undertaking, in accordance with Section 2.1 or 2.2, or 2.3, whichever is applicable, regarding Project Liabilities, all in such form as shall be reasonably requested by the seller. Such stock or interest shall be conveyed free and clear of any claims, pledges, liens or encumbrances. In addition, at the closing, there shall be paid in full any debts between (x)(i) a Sold Company, and (ii) the Partnership, and any debts between (y)(i) a Sold Company and (ii) the seller or any of its Affiliates, except in each case to the extent that such debts are already appropriately reflected in the purchase price. Any party's right or obligation to purchase at the closing may be exercised or discharged by any Affiliate of that party or any assignee, as provided in this Section 2.3.

                 (3) At the closing, the Parent of each Sold Company shall indemnify the buyer and its Affiliates, pursuant to an indemnity reasonably satisfactory to the buyer, against all liabilities of such Sold Company and its Affiliates, other than Project Liabilities (as defined in Section 2.4) that the buyer is assuming or indemnifying against pursuant to the undertaking described in Section 2.1, 2.2(c) or 2.3, whichever is applicable, and at or prior to the closing the Parent of such Sold Company may withdraw from such Sold Company any assets other than the Interests held by such Sold Company.

                 Section II.4.  Project Liabilities.  For the purposes of this
Article II, "Project Liabilities" shall mean: (a) all liabilities, obligations and commitments of the Parents or their Affiliates under or arising out of this Agreement, the Partnership Agreement, any Project Company Partnership Agreement, the Company Support Agreements or any other Project Agreements, and
(b) all liabilities, obligations and commitments incurred or assumed by the Partnership or any Project Company, except that Project Liabilities to be assumed or indemnified by a buyer shall not include liabilities, obligations and commitments that are specifically intended to apply to the Parent of the seller or its Affiliates following a sale of its Interests pursuant to this Article II or the dissolution or termination of the Partnership or a Project Company (such as obligations under the Site Option Agreement or obligations regarding maintaining confidentiality of information or refraining from competition with the Partnership or a Project Company), or that are incurred by the Parent of the seller or its Affiliates in providing to the Partnership or a Project Company services described in the second sentence of Section 2.2(f) of the Partnership Agreement, or any liabilities for income or franchise taxes.

                 Section II.5. No Waiver of Defaults. Nothing contained in this Article II shall be construed as a limitation upon, and no action, or transaction in pursuance of this Article II shall be deemed a satisfaction, waiver or discharge of, any rights, claims or causes of action of either Parent or its Affiliates against the other Parent or its Affiliates, whether for damages or other relief, arising out of or by virtue of (i) breach of this Agreement, the Partnership Agreement, any Project Company Partnership Agreement or any other Project Agreement, theretofore or thereafter committed, by the other Parent or its Affiliates or (ii) any other event of default, theretofore or thereafter arising on the part of the other Partner or its Affiliates, and the undertakings provided for in Sections 2.1 and 2.2 shall not be construed to include or relate to any such rights, claims or causes of action, or any liability incident thereto, except, in each case, as and to the extent that such default or breach is taken into account in any computation, adjustment or payment made pursuant to this Article II, it being acknowledged and agreed, however, that upon the closing of a purchase pursuant to Section
2.2 there shall be no other liability as a result of the event of default triggered by such right to purchase and upon the closing of a purchase pursuant to Section 2.3 there shall be no other liability as a result of the failure to make a capital contribution triggering such right to purchase.

                 Section II.6. Non-Competition After Sale. For a period of three years following the sale of its Interests pursuant to Section 2.1 or 2.2, except as set forth in this Section 2.6, neither the selling Parent nor any of its Affiliates shall, within the Territory, provide an equity interest in, provide financing to, or enter into a service contract having a term of more than one year with a Project (a "Competing Project") which, in the reasonable judgment of the Chief Executive Officer of the Partnership, is in competition with any Development Project or Project in Operations owned by a Project Company, in any case as of the date of such sale, without the express written consent of the other Parent. Notwithstanding the foregoing, the selling Parent and any of its Affiliates may enter into such a service contract with a Competing Project in accordance with the following procedure: The selling Parent shall deliver to the other Parent notice of the proposed terms and conditions of services to any Competing Project or any Project which the selling Parent reasonably believes would be a Competing Project, and the selling Parent or its Affiliate shall offer to the Project Company with which the Competing Project is in competition the same services, on the same terms and conditions, proposed for the Competing Project, and such Project Company shall have 90 days after delivery of such notice to accept such offer. If the proposed terms and conditions of the services offered to the Competing Project are amended in any material respect, the selling

Parent shall give notice to the other Parent and such Project Company shall have an additional ten days to consider whether to accept the services, as amended. In addition, such Selling Parent and its Affiliates shall not violate the provisions of the DBA License or the confidentiality provisions of Article VIII herein.

                 Section II.7. No Regulatory Violations. In no event shall there be any purchase pursuant to either of the offers provided for in Section
2.1 or pursuant to the option to purchase provided for in Section 2.2 if such purchase would violate, or trigger substantially greater regulatory obligations under, the Federal Power Act, PUHCA, PURPA, or any other federal law or any state law regulating the cogeneration, generation, transmission, distribution, sale, marketing or trading of electrical energy or capacity.

                                  ARTICLE III

                       Transfers and Right of First Offer

                 Section III.1 Right of Transfer. Either Parent may transfer all or substantially all but not less than all or substantially all of its Interests in accordance with the following provisions of this Article III.

                 Section III.2 Right of First Offer. (1) A Parent desiring to transfer its Interests (the "transferring party") shall give to the other Parent (the "non-transferring party") written notice of the transferring party's desire to transfer such Interests, which notice shall (i) set forth the minimum price at which the transferring party is willing to sell or transfer its

Interests (the "Minimum Price") and (ii) constitute an irrevocable offer by the transferring party to sell such Interests to the non-transferring party at the Minimum Price. The non-transferring party shall then have a period of sixty
(60) days from receipt of such notice to accept or reject the offer (the "Notice Period") or assign its right to the irrevocable offer to a third party; provided, however, that (i) such assignment shall not be made to a third party that is not reasonably expected to be capable of satisfying the conditions specified in Section 1.2 and this Article III and (ii) such assignee shall not purchase such Interests unless at the closing of such purchase the conditions specified in Section 1.2 and this Article III are satisfied or waived; and provided, further, that if a closing does not occur and the non-transferring party is obligated to make a payment pursuant to Section 3.2(e), the original non-transferring party shall remain liable for such payment if and to the extent it is not made by the assignee.

                 (2) If the non-transferring party desires to accept the offer during the Notice Period, the procedures set forth in Section 3.2(d) and
(e) shall apply.

                 (3) If the non-transferring party rejects the offer or fails to respond during the Notice Period, the transferring party may negotiate with third parties to sell its Interests. If the transferring party reaches agreement with a bona fide third party to sell its interests at a price equal to or higher than the Minimum Price and such transfer satisfies the conditions specified in Section 1.2 (or such conditions are waived by the non-transferring party), the transferring party may sell its interests to such third party at any time on or prior to the date twelve months after the last day of the Notice Period. If the transferring party reaches agreement with a bona fide third party to sell its interests at a price lower than the Minimum Price (the "Third Party Price"), the transferring party shall give the non-transferring party written notice of the Third Party Price, which notice shall constitute an offer to sell the Interests to the non-transferring party at the Third Party Price. The non- transferring party shall then have sixty days to accept or reject the offer (the "Second Notice Period"). If the non- transferring party rejects the offer or fails to respond during the Second Notice Period, the transferring party may proceed with the transaction with the third party at the Third Party Price in accordance with the second sentence of this Section 3.2(c). If the non-transferring party desires to accept the offer, the procedures set forth in Section 3.2(d) shall apply.

                 (4) If the non-transferring party desires to accept the offer during the Notice Period or the Second Notice Period, such non-transferring party shall notify the transferring party in writing of such acceptance and shall have a period equal to 120 days plus the number of days remaining in the Notice Period or the Second Notice Period to consummate the transaction (the "Closing Period"). Closing of the sale shall be in accordance with the provisions of Section 2.3. If the non-transferring party fails to consummate the transaction within the Closing Period, the transferring party shall be permitted to sell its interests to a third party without further restriction by this Article III.

                 (5) If (i) a non-transferring party fails to close during the Closing Period after accepting an offer to purchase during the Notice Period or the Second Notice Period, (ii) the reason for such failure to close was reasonably foreseeable at the time the offer to purchase was accepted and (iii) the transferring party completes the sale of the Interests to a bona fide third party during the twelve month period after the expiration of the Closing Period at a purchase price less than the Minimum Price or the Third Party Price, as the case may be, the non-transferring party shall pay to the transferring party an amount equal to the lesser of (x) fifty percent of the difference between the Minimum Price or the Third Party Price, as the case may be, and the purchase price actually paid by the bona fide third party or (y) $15 million.

                 (6) In the event of a transfer pursuant to this Agreement, the non-transferring party shall cooperate in good faith with respect to such issues as amendments to the Partnership Agreement and this Agreement, as well as any required regulatory and third party consents.

                                   ARTICLE IV

                          Restrictions on Subsidiaries

                 Section IV.1. Single Purpose Subsidiaries. It is the intention and agreement of each Parent that at all times it will own and operate BFI Sub, or Duke/UAE Sub, as the case may be, solely for the purpose of holding interests, directly or through wholly-owned Project Subsidiaries, in the Partnership or the Project Companies and will not permit them to acquire any assets or incur any liabilities not reasonably necessary to such purpose, and each of its Project Subsidiaries that participates in a Project that is being actively pursued will be wholly owned, directly or indirectly, by the Parent, will be owned and operated solely for the purpose of such participation and will not acquire any assets or incur any liabilities not reasonably necessary to such purpose, except as may be specifically permitted by this Agreement or the Partnership Agreement.

                 Section IV.2. Transfer Restrictions. It is the intention and agreement of each Parent that at all times its Partnership Subsidiary and Project Subsidiaries will each be wholly owned, directly or indirectly, by it, and that it will, directly or indirectly, own such Parent's Interests, except for transfers expressly permitted by this Agreement, the Partnership Agreement or the applicable Project Agreement.

                                   ARTICLE V

                     Performance of Partnership Obligations

                 Section V.1. Parents' Performance Under Partnership Agreement. If and to the extent that the Partnership Agreement for the Partnership, or the Partnership Agreement, shareholders' agreement or similar agreement for any Project Company, provides for obligations of Duke/UAE Ref-Fuel or BFI or their Affiliates that are not parties to such Agreement, Duke/UAE Ref-Fuel and BFI shall each perform the obligations provided for it, and shall cause its Affiliates to perform the obligations provided for them therein. Without limiting the generality of the foregoing, each Parent hereby agrees to be bound by Section 1.7 of the Partnership Agreement and guarantees the payment on demand of any borrowings by its Affiliates (other than the Partnership) pursuant to Section 7.4 of the Partnership Agreement or the comparable provisions of any Partnership Agreement for any Project Company. Such guarantee is absolute, unconditional, present and continuing and is in no way conditional or contingent upon any event or circumstance, action or omission that might in any way discharge a guarantor or surety.

                 Section V.2. Obligations of Duke Capital and UAE. Duke Capital joins in the execution of this Agreement to evidence the liability of Duke Capital to perform and pay each and every obligation of Duke/UAE Ref-Fuel under this Agreement as fully and to the same extent as if Duke Capital were named as a Parent in lieu of and in substitution for Duke/UAE Ref-Fuel. If Duke Capital and UAE each so elect in writing, Duke Capital and UAE shall have joint and several liability for the obligations specified in the prior sentence. In furtherance of the foregoing, and not by way of limitation, Duke Capital hereby covenants and agrees, for the benefit of BFI, that Duke/UAE Ref-Fuel and its Affiliates will perform the covenants set forth in Sections 1.7, 1.8, 7.4 and
12.1 of the Partnership Agreement.

                                   ARTICLE VI

                         Certain Services; Competition

                 Section VI.1. Services to Partnership Projects. (1) If a particular Project shall be designated as a Development Project by the Partnership, BFI, if selected as the vendor in accordance with Section 6.2, will use its reasonable business efforts to cause one or more of its Affiliates to (a) provide or attempt to arrange through contracts with others to provide, adequate quantities of solid waste to the Project to the extent such solid waste is not being provided by the client or others that are under contract to the client or to the Project, (b) provide for the conceptual design of and operate, to the extent consistent with the Project, any stand-alone solid waste transfer stations or stand-alone recycling facilities that may be established as part of a particular Project, and (c) to the extent consistent with the Project, attempt to dispose of, if required (or provide for the disposal of), ash, bypass waste and other solid waste residues from the Projects, including undertaking to provide for the site for such disposal.

                 (2) If a particular Project shall be designated as a Development Project by the Partnership, Duke Capital and/or UAE, if selected a vendor in accordance with Section 6.2, will use its reasonable business efforts to cause one or more of its Affiliates to provide certain services to the Project including, but not limited to, the marketing or trading of electrical energy or capacity or engineering services.

                 Section VI.2. Preferred Vendor Status. (1) It is the intention of BFI and Duke/UAE Ref-Fuel that the Partnership, or an appropriate Project Company, will construct, own and operate, at competitive prices, terms and conditions, any waste-to-energy plants which would be required by BFI for its sole or principal use as a provider of waste. BFI, in its capacity as the vendee of the services of the Partnership or a Project Company and Duke/UAE Ref-Fuel and BFI, each acting through its subsidiary that is a partner in the Partnership or the appropriate Project Company, will employ reasonable business efforts to achieve this goal. Accordingly, the Partnership and the Project Companies will be the preferred vendor to BFI for all procurement by BFI of waste-to-energy plant services of the types then being offered by them. The status of the Partnership and the Project Companies as the "preferred vendor" shall mean that BFI and its Affiliates will not, so long as the Partnership is at least 45% owned by BFI (whether directly or through Affiliates), purchase any such services from any unaffiliated third party unless BFI or its Affiliates has determined in the exercise of its reasonable business judgment that the overall value, in terms of price, terms and conditions, quality, documentation, service and other matters, of such services available from the Partnership and the Project Companies is not competitive with that available from such other party, in which event BFI and its Affiliates may purchase such services from such other party; provided, however, that BFI and its Affiliates shall be excused from the foregoing obligation if, upon written notice to the Partnership, BFI or its Affiliates advises that

(i) the Partnership has failed to respond within a reasonable period of time to a request by BFI (or its Affiliates) for a price quotation or other terms or information with respect to such services or has failed to commit to deliver such services within the time period in which BFI (or its Affiliates) shall have required such services to be delivered, which time period, in either case, shall not be substantially shorter than the time period that would have been required from or allowed to an unaffiliated third party; or (ii) in BFI's reasonable business judgment, it is not appropriate for the Partnership or a Project Company to furnish the particular service in light of the Partnership's expertise and experience; provided further that nothing in this Section 6.2 shall authorize BFI or its Affiliates to take any action that would result in a breach of the DBA License. If at any time in accordance with this Section 6.2 BFI determines not to use the services of the Partnership or a Project Company, BFI shall give a full and prompt report to the Management Committee of the Partnership giving the rationale for this decision. The foregoing shall not authorize BFI or any of its Affiliates to provide such services on their own in lieu of purchasing them from unaffiliated third parties or the Partnership.

                 (2) It is the intention of BFI and Duke/UAE Ref-Fuel that BFI and its Affiliates will supply certain of its traditional services to the Partnership and the Project Companies at competitive prices, terms and conditions, including, without limitation, those services specified in Section
6.1. BFI, in its capacity as service provider, and Duke/UAE Ref-Fuel and BFI and its Affiliates, each acting through its subsidiary that is a partner in the Partnership or the appropriate Project Company, will employ reasonable business efforts to achieve this goal. Accordingly, BFI and its Affiliates will be a preferred vendor to the Partnership and each Project Company for all services of the types then being offered by BFI (directly or through its Affiliates) in the Territory. The status of BFI and its Affiliates as the "preferred vendor" shall mean that neither the Partnership nor any Project Company will, so long as it is at least 45% owned by BFI (whether directly or through its Affiliates), purchase any such services from any one other than BFI and its Affiliates unless the Chief Executive Officer of the Partnership (the "CEO") has determined in the exercise of his reasonable business judgment that the overall value, in terms of price, terms and conditions, quality, documentation, service and other matters, of such services available from BFI and its Affiliates is not competitive with that available from such other party, in which event the vendee may purchase such services from such other party; provided, however, that the vendee shall be excused from the foregoing obligation if upon written notice to BFI, the vendee advises that (i) BFI (or its appropriate Affiliate) has failed, in the reasonable business judgment of the CEO, to respond within a reasonable period of time to a request by the vendee for a price quotation or other terms or information with respect to such services or has failed to commit to deliver such services within the time period in which the vendee shall have required such services to be delivered, which time period, in either case, shall not be substantially shorter than the time period that would have been required from or allowed to an unaffiliated third party; or (ii) in the reasonable business judgment of the CEO, it is not appropriate for BFI and its Affiliates to furnish the particular service in light of the expertise and experience of BFI and its Affiliates or the stated preference of the vendee's customers regarding the selection of service providers. If at any time in accordance with this Section 6.2(b) the vendee elects not to use the services of BFI or its Affiliates for any contract involving the expenditure greater than $250,000, the CEO shall give a full and prompt report to the Management Committee of the Partnership giving the rationale for this decision.

                 (3) It is the intention of BFI and Duke/UAE Ref-Fuel that Duke Capital and its Affiliates will supply engineering and power marketing services to the Partnership and the Project Companies at competitive prices, terms and conditions. Duke Capital and its Affiliates, in its capacity as service provider, and Duke/UAE Ref-Fuel and BFI, each acting through its subsidiary that is a partner in the Partnership or the appropriate Project Company, will employ reasonable business efforts to achieve this goal. Accordingly, Duke Capital and its Affiliates will be preferred vendors to the Partnership and each Project Company for all such services then being offered by Duke Capital (directly or through its Affiliates) in the Territory. The status of Duke Capital and its Affiliates as the "preferred vendor" shall mean that neither the Partnership nor any Project Company will, so long as it is at least 45% owned by Duke/UAE Ref-Fuel (whether directly or through its Affiliates), purchase any such services from any one other than Duke Capital and its Affiliates unless the Chief Executive Officer of the Partnership (the "CEO") has determined in the exercise of his reasonable business judgment that the overall value, in terms of price, terms and conditions, quality, documentation, service and other matters, of such services available from Duke Capital or its Affiliates is not competitive with that available from another party, in which event the vendee may purchase such services from such other party; provided, however, that the vendee shall be excused from the foregoing obligation if upon written notice to Duke Capital, the vendee so advises that
(i) Duke Capital (or its appropriate Affiliate) has failed, in the reasonable business judgment of the CEO, to respond within a reasonable period of time to a request by the vendee for a price quotation or other terms or information with respect to such services or has failed to commit to deliver such services within the time period in which the vendee shall have required such services to be delivered, which time period, in either case, shall not be substantially shorter than the time period that would have been required from or allowed to an unaffiliated third party; or (ii) in the reasonable business judgment of the CEO, it is not appropriate for Duke Capital and its Affiliates to furnish the particular service in light of the expertise and experience of Duke Capital and its Affiliates or the stated preference of the vendee's customers regarding the selection of service providers. If at any time in accordance with this Section 6.2(c) the vendee elects not to use the services of Duke Capital or its Affiliates for any contract involving the expenditure greater than $250,000, the CEO shall give a full and prompt report to the Management Committee of the Partnership giving the rationale for this decision.

                                  ARTICLE VII

                   Possible Formation of Limited Partnerships

                 Section VII.1. Good Faith Negotiations. The Parents recognize that one or both of them may desire to organize or reorganize Project Companies as limited partnerships, or to organize limited partnerships that would hold interests in Projects, and arrange for the sale of limited partnership interests to investors in order to reduce the financial commitments of the parties, while at the same time maintaining control of their interests in the Project Companies. The Parents agree that, following the submission of any such proposal by either

Parent or an Affiliate, they, or their Affiliates, as appropriate, shall negotiate in good faith regarding such proposal and will not withhold their approval unreasonably.

                                  ARTICLE VIII

                                Confidentiality

                 Section VIII.1. Agreement to Disclose. The Parents shall disclose or cause to be disclosed to the Partnership, the Project Companies and to each other and their respective Affiliates all information which in the collective judgment of the Parents is required for fulfillment of the business purpose of the Partnership and the Project Companies.

                 Section VIII.2. Agreement to Keep Confidential. Each Parent and its Affiliates will receive in confidence, will not use except in accordance with any applicable agreements, including the DBA License, and except for permitted purposes (as hereinafter defined), and will disclose only to third parties under obligations of confidentiality and non-use acceptable to the other Parent, without the prior written consent of the other Parent, any information disclosed to a Parent or its Affiliates by the other Parent or its Affiliates in writing, or orally or by demonstration and reduced to writing within 15 days of disclosure, and identified as confidential at the time of such disclosure. "Permitted purposes" shall mean (a) purposes consistent with the business purposes of the Partnership and its affiliated Project Companies and (b) for the purpose of providing information to any third party that is reasonably being considered as a potential purchaser of any Interest as permitted by Section 1.2. The care exercised by each Parent and its Affiliates in maintaining such information in confidence shall be the care exercised by that Parent with respect to its own information that it considers confidential.

                 Section VIII.3. Termination of Confidentiality. The obligations set forth in Section 8.2 shall automatically terminate five years from and after the dissolution and winding up of the Partnership and all Project Companies or at such earlier time to the extent that information required to be treated as confidential pursuant to Section 8.2:

                 (1) has become available to the public through no fault of the receiving Parent or its Affiliates;

                 (2) is already known to the receiving Parent or its Affiliates at the time of disclosure;

                 (3) is received by the receiving Parent or its Affiliates from a third party without obligation of confidentiality or non-use; or

                 (4) is subsequently developed by employees or consultants of the receiving Parent or its Affiliates independently of disclosure hereunder;

provided, however, that any disclosure of such information may be made as otherwise required by law in the opinion of counsel to the receiving (including, without limitation, pursuant to any federal or state securities or public utility laws or regulations or pursuant to any legal, regulatory or legislative proceeding) or as contemplated by the following sentence (the "Legal

Exception"). In the event that a receiving Parent or its Affiliates receives a request to disclose all or any part of such information under the terms of a valid and effective subpoena, order, civil investigative demand or similar process or other written request issued by a court of competent jurisdiction or by a federal, state or local, foreign or domestic, governmental or regulatory body or agency, such receiving Parent or its affiliates agrees to the extent practicable to (i) promptly notify the other Parent of the existence, terms and circumstances surrounding such request, (ii) consult with the other Parent on the advisability of taking legally available steps to resist or narrow such request, and (iii) only disclose the information requested after complying with clauses (i) and (ii) and exercising reasonable effort (if so requested by the other Parent and at the other Parent's sole expense) to obtain, to the extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such portion of any disclosed information as the other Parent may designate.

                                   ARTICLE IX

                                    Disputes

                 Section IX.1. Dispute Resolution. The parties shall endeavor in good faith to resolve any controversies or claims arising out of or relating to this Agreement, the Partnership Agreement or any Partnership, Parent, shareholders' or other similar agreement for any Project Company without resort to litigation or arbitration. To that end, if either party gives the other written notice (the "Notice") of a claim or controversy (a "Dispute"), they shall promptly engage in good faith discussions in an effort to resolve the Dispute and, if either party so requests, they shall select a mutually acceptable expert (the "Expert") to participate in the discussions, evaluate the respective positions of the parties and advise the parties of the

Expert's opinion as to the merits of the Dispute. Such opinion shall be advisory only and shall not be binding on the parties. If by means of this procedure the parties are unable to resolve the Dispute within the 60-day period beginning when the Notice was given, then either party may commence litigation or, if the parties so agree or if binding arbitration is mandated by the applicable agreement, arbitration pursuant to Section 9.2. Time shall be of the essence, and each party shall in good faith proceed with the discussions contemplated herein. Each party shall be entitled to utilize the services of advisers and experts in connection with those discussions. The fees and expenses of the Expert will be borne equally by the parties. The provisions of this Section 9.1 shall not apply where a party believes it requires a temporary restraining order, injunction or order for specific performance issued by a court in order to protect its interests, and time does not permit the party to comply with the procedures and the 60-day waiting period specified in this
Section 9.1 without the risk of substantial detriment to that party. In that event the party may apply for such judicial relief without such compliance. If any controversy or claim is submitted to arbitration or litigation, all counterclaims arising out of the same subject matter shall be asserted and resolved in that arbitration or litigation.

                 Section IX.2. Arbitration. If the parties to a controversy or claim arising out of or relating to this Agreement agree to submit the matter to arbitration, then, unless the parties specify otherwise, the following procedures will apply. The controversy or claim shall be settled by arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall agree on one arbitrator or, if they are unable to agree within 60 days after an arbitrator has first been proposed, then each party shall select one arbitrator, and the two arbitrators so selected shall together select the third arbitrator. Any arbitration shall be subject to the following:

                 (1) Any award pursuant to such arbitration shall be accompanied by the written opinion of a majority of the arbitrators giving their reasons therefor and rendered within 30 days of the date of closing of the arbitration hearing.

                 (2) The arbitrators shall be selected by mutual consent of the parties from a list of arbitrators knowledgeable about the operation of resource recovery facilities prepared by the American Arbitration Association, but if the parties cannot so agree within 20 days of the date of request for arbitration, the selection shall be made pursuant to the rules of such Association.

                 (3) The award rendered by the arbitrators shall, solely with respect to the particular dispute, difference or alleged breach of this Agreement which was submitted to arbitration, be conclusive and binding upon the parties hereto and judgment on the award may be entered in any court of proper jurisdiction; provided, however, that nothing herein shall give the arbitrators any authority to amend, alter or delete any term, condition or provision of this Agreement.

                 (4) Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; except that if any matter or dispute raised by a party or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) of the other party or parties and of the arbitrators against the party raising such unreasonable matter or dispute or defense or objection thereto.

                 (5) The arbitrators shall fix the time and place in Houston, Texas, for the arbitration hearing, which shall be held within 45 days after appointment of the arbitrators. Notice of such hearing shall be given by the arbitrators to the parties at least 20 days in advance, unless the parties by mutual agreement waive such notice.

                 (6) The parties shall submit all documents and proof upon which they intend to rely within 30 days after the appointment of the arbitrators. All parties shall be afforded a reasonable opportunity to examine such documents and proof prior to any hearing.

                 (7) The arbitrators, when authorized by law to subpoena witnesses or documents, may do so upon their own initiative or upon the request of any party. All evidence shall be taken in the presence of the arbitrators and all of the parties, except when any of the parties is absent in default, or has waived the right to be present.

                 (8) Any party may be represented by counsel. A party intending to be so represented shall notify the other party or parties and the arbitrators of the name and address of counsel at least three days prior to the date set for the hearing at which counsel is first to appear. When an arbitration is initiated by counsel, or where any attorney replies for another party, such notice is deemed to have been given by such party.

                 (9) The parties may modify any period of time by mutual agreement. The arbitrators for good cause may extend any period of time established by this Agreement, except the time for making the award. The panel shall notify the parties of any such extension of time and its reason therefor.

                 (10) The scope of discovery allowed with respect to the arbitration proceeding shall be the same as that allowed under the Federal Rules of Civil Procedure.

                 (11) If a controversy or claim that is to be settled by arbitration pursuant to this Agreement also arises under the Partnership Agreement or a Partnership Agreement, Parent Agreement, shareholders' agreement or similar agreement for any Project Company or any Project Agreement, the matter shall, to the extent permitted by the applicable agreements, be resolved in one combined arbitration proceeding, with each Parent and its Affiliates acting as only one party.

                 Section IX.3. Specific Performance. The parties acknowledge that the failure of either party to substantially perform its material obligations and covenants under this Agreement may result in a significant frustration of the respective business objectives of the parties under this Agreement and that the remedies at law may be inadequate to protect the rights and interests of the other party. Accordingly, the parties, in addition to the remedies otherwise available under the law for the enforcement of this Agreement and in view of Section 10.1, expressly consent to an order for specific performance of such obligations and covenants of a party or an order granting other substantially equivalent equitable remedies calculated to require performance of any such covenants or obligations.

                                   ARTICLE X

                                 Miscellaneous

                 Section X.1. Damages. A Parent and its Affiliates shall not be entitled to recover from the other Parent or its Affiliates special or consequential damages, or damages for anticipated future profits, loss of business opportunities or other similar speculative damages for breach of any covenant or understanding set forth in this Agreement or the Partnership Agreement, and shall only be entitled to seek reimbursement for the actual out-of-pocket costs and expenses incurred by the non-breaching party as a direct result of the conduct of the breaching party (except as provided in Section 2.2(c) for a right of liquidated damages).

                 Section X.2. Representations, Warranties and Covenants. (1) Each party represents and warrants, as of the date hereof (the "Execution Date"), as follows:

                 (1) It is a corporation duly incorporated or limited liability company duly formed and validly existing in good standing under the laws of the State of its formation, and is duly authorized, qualified, permitted and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted (except where failure to be so authorized, qualified, permitted and licensed would not have a material adverse effect on the business, operations, properties, assets or financial condition of such corporation or limited liability company).

                 (2) It is not a party to any contract, agreement or other commitment or instrument or subject to any charter or other corporate restriction or subject to any restriction or condition contained in any permit, license, judgment, order, writ, injunction, decree or award which would prevent or restrict its ability to enter into and perform its obligations under this Agreement or which materially and adversely affects or in the future is expected (as far as such party can, as of the Execution Date, reasonably foresee) to materially and adversely affect its business operations, properties, assets or conditions (financial or otherwise) considered as a consolidated enterprise.

                 (3) Its execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly and validly authorized by any necessary corporate action and this Agreement will be, when executed and delivered, its legal, valid and binding obligation.

                 (2) BFI represents and warrants that it is not a public utility or public utility holding company as such terms are used in the Federal Power Act, PUHCA, PURPA or any other federal law or state law regulating the cogeneration, generation, transmission, distribution, sale, marketing or trading of electrical energy or capacity.

                 (3) Duke/UAE Ref-Fuel represents and warrants that its purchase of the Interests will not (i) violate, or substantially increase the regulatory obligations of the Partnership or any Project Company under, the Federal Power Act, PUHCA, PURPA or any other federal law or any state law regulating the cogeneration, generation, transmission, distribution, sale, marketing or trading of electrical energy or capacity, or (ii) cause any electric generating facility owned or operated by a Project Company to lose its status as a qualifying facility under PURPA.

                 (4) Each party covenants and agrees that it shall not take any action or enter into any agreement that would (i) violate, or substantially increase the regulatory obligations of the Partnership or any Project Company under, the Federal Power Act, PUHCA, PURPA or any other federal law or any state law regulating the cogeneration, generation, transmission, distribution, sale, marketing or trading of electrical energy or capacity, or
(ii) cause any electric generating facility owned or operated by a Project Company to lose its status as a qualifying facility under PURPA.

                 Section X.3.  Notices.

                 (1) Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be sufficient if personally delivered or sent by air courier, or by certified or registered mail (return receipt requested) properly stamped and addressed, or by telecopy, as follows:

                 (1) If to Duke/UAE Ref-Fuel, addressed to Duke/UAE Ref-Fuel LLC, 50 Tice Boulevard, Woodcliff Lake, NJ 07675, marked for the attention of the Secretary (telecopy no. (201) 307-1020).

                 (2) If to BFI, addressed to, in the case of mail delivery, P.O. Box 3151, Houston, Texas 77253, or, in the case of other delivery, 757 N. Eldridge, Houston, Texas 77079, in either case marked for the attention of the Secretary, with a copy sent to the same address marked for the attention of the Chairman, American Ref-Fuel Company (telecopy no. (713) 870-7825).

                 (20      Either party may change its address by giving written
notice of its new address to the other party.

                 SECTION X.4. CHOICE OF LAW. THIS AGREEMENT AND ALL RIGHTS AND LIABILITIES OF THE PARTIES SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OP DELAWARE.

                 Section X.5. Binding Effect; Amendments. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The written agreement of both Parents is required for any amendment to this Agreement. Nothing in this Agreement shall be deemed to create any right in any third party and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party, except as expressly provided herein.

                 Section X.6. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original hereof for all purposes, and shall be binding upon the party so signing, irrespective of whether or not both parties executed each counterpart, but all of which shall be and constitute one instrument.

                 Section X.7. Gender and Number. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine or neuter, and the number of all words shall include the singular and plural.

                 Section X.8. Definitions. Capitalized terms used herein but not specifically defined shall have the meanings ascribed to them in the Partnership Agreement.

                 Section X.9. Severability. If any provision of this Agreement, or the application thereof, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the maximum extent permissible under applicable law. The Parents shall negotiate in good faith regarding amendments to this Agreement that would, to the maximum extent permissible under applicable law, effectuate the intent of any provision determined to be invalid or unenforceable.

                 Section X.10. Headings, etc. Captions and headings contained in this Agreement are for ease of reference only and do not constitute a part of this Agreement.

                 Section X.11. Obligations of Affiliates. Whenever this Agreement provides for obligations of an Affiliate of a Parent, the failure of the Affiliate to perform those obligations shall be deemed a breach of this Agreement by that Parent, but shall not give rise to any cause of action against the Affiliate pursuant to this Agreement (although a cause of action regarding such failure may arise pursuant to an agreement to which the Affiliate is a party). For the avoidance of doubt, the Partnership shall not be considered an Affiliate of either Parent.

                 IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                             DUKE CAPITAL CORPORATION


                                             By:
                                                ------------------------------
                                                Name:
                                                Title:

                                             UNITED AMERICAN ENERGY CORP.


                                             By:
                                                ------------------------------
                                                Name:
                                                Title:

                                             DUKE/UAE REF-FUEL LLC


                                             By:
                                                ------------------------------
                                                Name:
                                                Title:


                                             BROWNING-FERRIS INDUSTRIES, INC.


                                             By:
                                                ------------------------------